Exhibit 23

                    Consent of Independent Public Accountants

      As independent public accountants, we hereby consent to the incorporation by reference of our reports dated November 8, 1999 (except for the matters discussed in Note 18, as to which the date is January 31, 2000) included in or incorporated by reference into Thermo Ecotek Corporation's Form 10-K/A for the fiscal year ended October 2, 1999, into the Company's previously filed Registration Statement on Form S-8 (No. 33-91538), Registration Statement on Form S-8 (No. 33-91542), Registration Statement on Form S-8 (No. 33-91546), Registration Statement on Form S-8 (No. 33-91544), Registration Statement on Form S-8 (No. 33-91548), Registration Statement on Form S-8 (No. 33-80753), and Registration Statement on Form S-8 (No. 333-70541).



                                              Arthur Andersen LLP



Boston, Massachusetts
May 2, 2000